News Release

Contacts:

Integra LifeSciences Holdings Corporation

David B. Holtz                             Maria Platsis
Senior Vice President, Finance             Senior Director of Investor Relations
(609) 936-2334                             and Corporate Development
dholtz@Integra-LS.com                      (609) 936-2333
                                           mplatsis@Integra-LS.com


                  Integra LifeSciences Reports Record Revenues
                           for the First Quarter 2005


Plainsboro, New Jersey, May 8, 2005 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its first quarter financial results. Total revenues in the first quarter of 2005 were $65.8 million, reflecting an increase of $13.4 million, or 26%, over the first quarter of 2004.

We reported net income of $8.4 million, or $0.26 per diluted share, for the first quarter of 2005, compared to net income of $7.4 million, or $0.23 per diluted share in the first quarter of 2004.

When adjusted for certain acquisition and integration related charges, net income for the first quarter of 2005 was $9.0 million, or $0.27 per diluted share. These charges included costs associated with the closing of various facilities and related transitions, foreign dealer terminations, and other acquisition and integration related costs, including inventory fair value purchase accounting adjustments.

Operating income for the period was $13.0 million.

"We achieved record revenues in the first quarter," said Stuart M. Essig, Integra's President and Chief Executive Officer. "During the quarter, we began the integration of the Newdeal group's international business with our existing international sales and distribution network and established the domestic infrastructure to initiate the direct sale, marketing and distribution of the Newdeal products in the US. In addition, we expanded our domestic Reconstructive Surgery salesforce with a focus on extremities, increased administrative headcount and continued to consolidate certain of our operations. We also recently announced our third generation duraplasty product, the Suturable DuraGen(TM) Dural Regeneration Matrix."

Our revenues for the period were as follows:

                                                           Three Months
                                                         Ended March 31,           % Increase/
                                                       2005          2004           (Decrease)
                                                       ----          ----           ----------
                                                        ($ in thousands)
            Product Revenue:
            Implants                                 $25,888        $18,332            41%
            Instruments                               22,527         16,043            40%
            Monitoring                                11,374         11,198             2%
            Private label                              6,010          5,862             3%
                                                       -----         ------             --
               Total Product Revenue                  65,799         51,435            28%
            Other revenue                                 40          1,008           (96%)
                                                      ------         ------           -----
               Total Revenue                         $65,839        $52,443            26%


Rapid growth in the NeuraGen(TM) Nerve Guide, the INTEGRA(R) Dermal Regeneration Template and the INTEGRA(TM) Bilayer Matrix Wound Dressing products, and new sales of Newdeal products for the foot and ankle accounted for most of the increase in implant product revenues. Sales of our NeuraGen(TM) and NeuraWrap(TM) products increased 96% over the prior year period. Sales of our dermal repair products, including the INTEGRA(R) Dermal Regeneration Template, the INTEGRA(TM) Bilayer Matrix Wound Dressing, and the INTEGRA(TM) Matrix Wound Dressing products, increased 56% over the first quarter of 2004. Newdeal product revenues of $4.5 million met our expectations for the quarter. Sales of the NPH(TM) Low Flow Hydrocephalus Valve that we introduced in late 2004 also contributed to the growth in implant product revenues for the quarter. Our DuraGen family of duraplasty products continued to grow, albeit at slower rates than in recent years.

Increased sales of our JARIT(R) surgical instrument lines and recently acquired product lines provided the year-over-year growth in instrument product revenues for the first quarter. JARIT(R) sales grew 17% over the first quarter of 2004, and we had our strongest quarter of Mayfield(R) product revenue since we acquired the line in May 2004.

Year-over-year growth in monitoring product revenues was slower than expected because of slower-than-expected acceptance of our LICOX(R) Brain Oxygen Monitoring System in the United States and slower growth in external drainage systems. We expect that the launch of Integra's NeuroSensor(R) cerebral blood flow monitoring system later this year will improve the performance of this category.

Increased revenues of the Absorbable Collagen Sponge that we supply for use in Medtronic's INFUSE(TM) bone graft product offset the removal of the Signature Technologies revenues from our private label products category.

Excluding recently acquired product lines, first quarter 2005 product revenues increased by $5.0 million, or 10%, over the prior year period. We continue to expect organic revenue growth to accelerate in the second half of 2005.

Gross margin on total revenues in the first quarter of 2005 was 63%. Our gross margin was positively affected by changes in the mix of our products sold during the quarter. Our gross margin for the quarter includes inventory fair value purchase accounting adjustments of $269,000 from the Newdeal acquisition, which had a negative impact of 1% on our gross margin.

Research and development expense increased $536,000 to $3.4 million in the first quarter of 2005.

Selling, general and administrative expense increased by $6.9 million to $23.9 million in the first quarter of 2005, increasing as a percentage of revenue to 36% from 32% in the prior year period. This increase was primarily attributable to selling, general and administrative expense of acquired operations, as well as accelerated hiring to support our growth, particularly in reconstructive surgery.

We reported net interest income of $27,000 in the first quarter of 2005 compared to $57,000 in the prior year period. Other expense in the first quarter of 2005 was $93,000 and included a $204,000 expense related to the change in the fair value of the foreign exchange collar contract we executed in November 2004 upon agreeing to acquire Newdeal Technologies SA.

The Company generated $13.2 million in cash flows from operations in the first quarter of 2005. Our cash and investments totaled $158 million at March 31, 2005.

We are updating our expectations for total revenues and earnings per share for 2005 and 2006. In accordance with our usual practice, our expectations for 2005 and 2006 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

Total revenues in 2005 are expected to be between $283 million and $293 million. Total revenues in 2006 are expected to be between $340 million and $350 million. Our guidance for the second quarter of 2005 is for total revenues in the range of $66 million to $69 million.

Excluding charges related to acquisitions and integrations, earnings per diluted share in 2005 are expected to be within a range of $1.33 to $1.38 in the full year and $0.28 to $0.30 in the second quarter.

On a GAAP reported basis, we expect earnings per share in 2005 to be within a range of $1.31 to $1.36 in the full year and $0.27 to $0.29 in the second quarter.

Earnings per diluted share in 2006 are expected to be within a range of $1.65 to $1.75. Our expectation ranges for 2006 earnings per diluted share do not reflect the impact of expensing stock options beginning January 1, 2006 under the accounting standard recently issued by the Financial Accounting Standards Board
(FASB).

Our Board of Directors has authorized us to repurchase shares of our common stock for an aggregate purchase price not to exceed $40 million through December 31, 2006. We may repurchase shares under this program either in the open market or in privately negotiated transactions.

We have scheduled a conference call for 9:00 am EST tomorrow, May 9, 2005, to discuss the financial results for the first quarter of 2005 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing
(973) 935-8511 or through a listen-only webcast via a link provided on the home page of Integra's website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through May 23, 2005 by dialing (973) 341-3080 (access code 5937953) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neuro-trauma and neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have research, manufacturing and distribution facilities located throughout the world. We have approximately 1,200 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margins, earnings per share and cash flows. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt our recently launched and planned products and our ability to secure regulatory approval for products in development may adversely affect our future product revenues; our ability to increase sales and product volumes may adversely affect our future gross margins; our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our earnings per share; and our future net income results and our ability to effectively manage working capital may affect our future cash flows. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2004 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for the use of certain non-GAAP financial information. In this news release, we provide "quarterly year-over-year growth in product revenues excluding recently acquired product lines", and "net income adjusted for certain acquisition and integration charges", which are non-GAAP financial measures. We believe that, given our on-going, active strategy of seeking acquisitions, focusing on net income adjusted to exclude costs related to acquisitions and integrations is a useful additional basis to measure the performance of our business operations, both in this quarter and in future periods. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the tables of financial information contained at the end of this news release.

Non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Management believes that these non-GAAP financial measures are important supplemental information to investors which reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations, provides a more complete understanding of factors and trends affecting our ongoing business and operations. Management strongly encourages investors to review our financial statements and filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

                                       INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                                              CONSOLIDATED FINANCIAL RESULTS
                                           (In thousands, except per share data)
                                                       (UNAUDITED)

Statement of Operations Data:

                                             ------------------------------------------------------  -----------------------
                                                                                                      Three Months Ended
                                                      Three Months Ended March 31, 2005                 March 31, 2004
                                             ------------------------------------------------------  -----------------------
                                                   Reported     Adjustments          As Adjusted                Reported

 Total revenues                                    $65,839                              $65,839                   $52,443

 Cost of product revenues                           24,133           $269 (a)            23,864                    20,001
 Research and development                            3,359                                3,359                     2,823
 Selling, general and administrative                23,916            517 (b)            23,399                    17,007
 Amortization                                        1,475                                1,475                       883
                                                     -----                               ------                    ------
 Total costs and expenses                           52,883            786                52,097                    40,714

 Operating income                                   12,956            786                13,742                    11,729

 Interest income (expense), net                         27                                   27                        57
 Other income (expense), net                           (93)                                 (93)                      (17)
                                                    ------                               ------                    ------

 Income before income taxes                         12,890            786                13,676                    11,769

 Provision for                                       4,447            283 (c)             4,730                     4,331
   income taxes                                     ------                               ------                     -----


 Net income                                         $8,443           $503                $8,946                   $ 7,438

 Earnings per share calculation:
 Add back of after tax interest                        544                                  544                       520
   expense                                           -----                                -----                     -----
 Net income for diluted EPS                         $8,987                               $9,490                    $7,958

 Diluted earnings per share                          $0.26                                $0.27                     $0.23

 Diluted weighted average
    Common shares outstanding                       35,144                               35,144                    34,373


Notes:

(a)    Inventory fair value purchase accounting adjustments
(b) Acquisition and integration related costs, including costs associated with the closing of various facilities and related transitions and foreign dealer terminations
(c)    Adjustment to provision for income taxes for above adjustments

Condensed Balance Sheet Data:
                                                         March 31,                 December 31,
                                                           2005                        2004
                                                           -----                       ----
 Cash and marketable securities,
    Including non-current portion                        $157,931                     $195,982
 Accounts receivable, net                                  51,261                       46,765
 Inventory, net                                            65,335                       55,947
 Total assets                                             470,407                      456,713

 Current liabilities                                       30,979                       24,234
 Long-term debt                                           118,631                      118,900
 Total liabilities                                        156,062                      148,890

 Stockholders' equity                                     314,345                      307,823




Reconciliation of non-GAAP financial measures to the most comparable GAAP measure:

A. Growth in product revenues excluding recently acquired product lines


                                                       Quarter Ended           Increase
                                                           March 31,          (Decrease)
                                                     2005          2004        $        %
                                                   --------      --------   -------   -----
                                                       ($ in thousands)
     Total product revenues, as reported           $ 65,799      $ 51,435   $14,364     28%
     Less: Product revenues acquired in
               2004 and 2005                          9,372            --     9,372     N/A
                                                   --------      --------   -------   -----
     Product revenues excluding acquired products  $ 56,427      $ 51,435   $ 4,992     10%


B. Reconciliation of Net Earnings and Adjusted Net Earnings

                                                                Quarter Ended
                                                                   March 31,
                                                               2005          2004
                                                             --------      --------
                                                                 ($ in thousands)

     Net Income                                              $  8,443      $  7,438
     Inventory fair value adjustments                             269            --
     Acquisition and integration related costs                    517            --
     Tax effect on above adjustments                             (283)           --
                                                             --------      --------
     Adjusted Net Income                                     $  8,946      $  7,438


C. Reconciliation of Diluted EPS and Adjusted Diluted EPS

                                                                Quarter Ended
                                                                   March 31,
                                                               2005          2004
                                                             --------      --------

     Diluted EPS                                              $0.26         $0.23
     Inventory fair value adjustments                          0.01            --
     Acquisition and integration related costs                 0.01            --
     Tax effect on above adjustments                          (0.01)           --
                                                             ------        ------
     Adjusted Diluted EPS                                     $0.27         $0.23


D. Reconciliation of Projected Diluted EPS and Projected Adjusted Diluted EPS


                                                                  Range
                                                          ---------------------

     Projected three months ended June 30, 2005:
     Diluted EPS                                           $0.27         $0.29
     Inventory fair value adjustments, net of tax           0.01          0.01
                                                           -----         -----
     Adjusted Diluted EPS                                  $0.28         $0.30



     Projected twelve months ended December 31, 2005:
     Diluted EPS                                           $1.31         $1.36
     Inventory fair value adjustments                       0.02          0.02
     Acquisition and integration related costs              0.01          0.01
     Tax effect on above adjustments                       (0.01)        (0.01)
                                                           ------        ------
     Adjusted Diluted EPS                                  $1.33         $1.38


"MAYFIELD" is a registered trademark of SM USA, Inc., a wholly owned subsidiary of Schaerer Mayfield USA, Inc.


Source: Integra LifeSciences Holdings Corporation